August 24, 2012
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 77-K of Form N-SAR dated August 21, 2012, of Northeast Investors Growth Fund and are in agreement with the statements contained in the "Changes in Registrant's certifying accountant" letter therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

					Very Truly Yours,
					/s/ Ernst & Young LLP